The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated October 18, 2021

PROSPECTUS Dated November 16, 2020 PROSPECTUS SUPPLEMENT Dated November 16, 2020	Pricing Supplement No. 2,822 to Registration Statement Nos. 333-250103; 333-250103-01 Dated October , 2021 Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

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Autocallable Quarterly Review Notes due October 28, 2022

Based on the Performance of Brent Crude Oil Futures Contracts

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Autocallable Quarterly Review Notes due October 28, 2022 Based on the Performance of Brent Crude Oil Futures Contracts, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. If the price of Brent crude oil futures contracts (“Brent crude oil”), which we refer to as the underlying commodity, on any of the three review dates is at or above its initial commodity price, the securities will be automatically called for a fixed cash payment per security, which we refer to as the respective call price, that will vary depending on the review date. At maturity, if the securities have not previously been called and the final commodity price, as determined on the five averaging dates, is at or above 70% of the initial commodity price, which we refer to as the downside threshold level, investors will receive a payment at maturity of $1,182.50 per security. However, if the securities have not previously been called and the final commodity price is less than the downside threshold level, investors will be exposed to the decline in the underlying commodity on a 1-to-1 basis, and will receive a payment at maturity that is less than 70% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment. The securities are for investors who are willing to risk their principal and forgo current income and participation in the appreciation of the underlying commodity in exchange for the possibility of receiving a call price or payment at maturity greater than the stated principal amount if the underlying commodity closes at or above the initial commodity price on a review date or the final commodity price, as determined on the averaging dates, is at or above the downside threshold level, respectively, and, if the securities have not been called, in exchange for limited protection against loss at maturity, but only if the final commodity price has not declined by more than 30% from the initial commodity price. The securities are notes issued as part of Morgan Stanley Finance LLC’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and original issue price of each security is $1,000.

•	We will not pay interest on the securities.

•	If, on any of the three review dates, the commodity price is at or above the initial commodity price, the securities will be automatically called on the third business day following such review date for the applicable call price, which will vary depending on the applicable review date, as specified below:

º	First review date, January 25, 2022: $1,045.625 (corresponding to 104.5625% of the stated principal amount),

º	Second review date, April 26, 2022: $1,091.25 (corresponding to 109.125% of the stated principal amount), or

º	Third review date, July 26, 2022: $1,136.875 (corresponding to 113.6875% of the stated principal amount),

•	At maturity, if the securities have not previously been called, you will receive for each security that you hold an amount of cash equal to:

º	if the final commodity price is at or above the downside threshold level of $58.345, which is equal to 70% of the initial commodity price: $1,182.50 (corresponding to 118.25% of the stated principal amount),

º	if the final commodity price is less than $58.345, which means it has declined by more than 30% from the initial commodity price: $1,000 + ($1,000 x commodity percent change).
There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

•	The initial commodity price is $83.35, which was determined on October 12, 2021.

•	The final commodity price is equal to the arithmetic average of the commodity prices on each of the five averaging dates.

•	The averaging dates are October 19, 2022, October 20, 2022, October 21, 2022, October 24, 2022 and October 25, 2022.

•	The review dates and the averaging dates are each subject to postponement for non-trading days and certain market disruption events.

•	The commodity percent change is equal to: (final commodity price – initial commodity price) / initial commodity price

•	Investing in the securities is not equivalent to investing directly in Brent crude oil or in futures contracts or forward contracts on Brent crude oil.

•	The securities will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is approximately $984.90, or within $74.90 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the securities is 61773FEL3. The ISIN for the securities is US61773FEL31.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities. Securities linked to the performance of a single commodity are subject to the volatility and other risks associated with that commodity. See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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PRICE $1,000 PER SECURITY

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	Price to public(1)	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per security	$1,000	$4	$996
Total	$	$	$

____________________

(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $4 per $1,000 principal amount of securities.

(2)	Please see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement for information about fees and commissions.

(3)	See “Description of Securities—Use of Proceeds and Hedging” beginning on PS-25.

The agent for this offering, Morgan Stanley & Co. LLC, is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Morgan Stanley

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Autocallable Quarterly Review Notes due October 28, 2022 Based on the Performance of Brent Crude Oil Futures Contracts, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the securities is linked to the performance of Brent crude oil futures contracts (“Brent crude oil”), which we refer to as the underlying commodity. The securities are for investors who are willing to risk their principal and forgo current income in exchange for the possibility of receiving a call price or payment at maturity greater than the stated principal amount if the underlying commodity closes at or above the initial commodity price on a review date or the final commodity price, as determined on the averaging dates, is at or above the downside threshold level, respectively, and, if the securities have not been called, in exchange for limited protection against loss at maturity, but only if the final commodity price has not declined by more than 30% from the initial commodity price. The securities do not guarantee the return of any principal at maturity and all payments on the securities are subject to our credit risk.

The securities are riskier than ordinary debt securities. Securities linked to the performance of a single commodity are subject to the volatility and other risks associated with that commodity. See “Risk Factors” beginning on PS-9.

Each security costs $1,000	We are offering Autocallable Quarterly Review Notes due October 28, 2022 Based on the Performance of Brent Crude Oil Futures Contracts, which we refer to as the securities. The stated principal amount and issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $984.90, or within $74.90 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the commodity price that will result in the securities being called on the call dates, the call prices and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

The securities do not guarantee repayment of any principal at maturity; no interest	Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any of the principal at maturity. If the securities have not been called prior to maturity and the final commodity price has declined by more than 30% from the initial commodity price, you will be fully exposed to the negative performance of the underlying commodity, and you will lose 1% of your principal amount for every 1% decline in the final commodity price from the initial commodity price. For example, if the final commodity price declines by 50% from the initial commodity price, you will lose 50% of your principal. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

The securities will be automatically called if the commodity price on any of the three review dates is at or above the initial commodity price	If the commodity price on any of the three review dates is at or above the initial commodity price, the securities will be automatically called for the call price on the third business day following the related review date, which we refer to as a call date. The call price will be an amount of cash that will vary depending on the applicable review date, as follows:

•       if the commodity price on January 25, 2022, the first review date, is at or above the initial commodity price, the securities will be called for a call price of $1,045.625 per security (corresponding to 104.5625% of the stated principal amount),

•       if the commodity price on April 26, 2022, the second review date, is at or above the initial commodity price, the securities will be called for a call price of $1,091.25 per security (corresponding to 109.125% of the stated principal amount), or

•       if the commodity price on July 26, 2022, the third review date, is at or above the initial commodity price, the securities will be called for a call price of $1,136.875 per security (corresponding to 113.6875% of the stated principal amount).

Each review date is subject to postponement for non-trading days and certain market disruption events as described under “Description of Securities—Review Dates.”

If the securities are not automatically called prior to maturity, the payment at maturity will vary depending on the final commodity price

At maturity, if the securities have not previously been called, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash that will vary depending on the final commodity price, and will be equal to:

•       if the final commodity price is at or above the downside threshold level: $1,182.50 (corresponding to 118.25% of the stated principal amount), or

• if the final commodity price is less than the downside threshold level, which means it has declined by more than 30% from the initial commodity price: $1,000 + ($1,000 x commodity percent change)

where,

commodity percent change	=	final commodity price – initial commodity price
initial commodity price
initial commodity price	=	$83.35, which was determined on October 12, 2021
downside threshold level	=	$58.345, which is equal to 70% of the initial commodity price
final commodity price	=	the arithmetic average of the commodity prices on each of the five averaging dates
averaging dates	=	October 19, 2022, October 20, 2022, October 21, 2022, October 24, 2022 and October 25, 2022, subject to postponement for non-trading days and certain market disruption events as described under “Description of Securities—Averaging Dates”
commodity price	=	on any trading day, the official settlement price per barrel of Brent blend crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date.

If the final commodity price declines by more than 30% from the initial commodity price, you will be fully exposed to the decline in the final commodity price from the initial commodity price. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

All payments on the securities upon an automatic early call or at maturity are subject to our credit risk.

Beginning on PS-8, we have provided examples titled “Hypothetical Payouts on the Securities upon Automatic Call or at Maturity,” which explain in more detail the possible payouts on the securities on each call date and at maturity assuming a variety of hypothetical commodity prices for each review date and hypothetical final commodity prices, as applicable. The hypothetical examples do not show every situation that can occur.

You can review the historical prices of the underlying commodity in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-22. You cannot predict the future price of the underlying commodity based on its historical prices.

Investing in the securities is not equivalent to investing directly in Brent crude oil or in futures contracts or forward contracts on Brent crude oil.

The appreciation potential of the securities is limited by the fixed returns specified for each call date or at maturity and by the automatic early call feature	The appreciation potential of the securities is limited to the fixed return specified for each call date or at maturity, regardless of any greater price performance of the underlying commodity, which could be significant. In addition, the automatic early call feature may limit the term of your investment to as short as three months. If the securities are called prior to maturity, you may not be able to reinvest at comparable terms or returns.

Investing in the securities is not equivalent to investing directly in Brent crude oil or in futures	Investing in the securities is not equivalent to investing directly in Brent crude oil or in futures contracts or in forward contracts on Brent crude oil. By purchasing the securities, you do not purchase any entitlement to Brent crude oil or futures contracts or forward contracts on Brent crude oil. Further, by purchasing the securities, you

contracts or forward contracts on Brent crude oil	are assuming our credit risk and not that of any counter-party to futures contracts or forward contracts on the underlying commodity.

Concentrated investment in Brent crude oil futures contracts	All payments on the securities are linked exclusively to the price of Brent crude oil futures contracts and not to a diverse basket of commodities or a broad-based commodity index. Therefore, the securities carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

Postponement of maturity date

If, due to a market disruption event or otherwise, the last averaging date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the last averaging date as postponed. See “Description of Securities—Maturity Date.”

Morgan Stanley Capital Group Inc. will be the calculation agent	We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MSCG will determine the initial commodity price, the downside threshold level, the commodity price on each review date, the final commodity price, whether the commodity price on any of the three review dates is at or above the initial commodity price and therefore whether the securities will be called following such review date and whether a market disruption event has occurred, and, if the securities are not called prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities	The securities are unsecured debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2020 and prospectus dated November 16, 2020. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.” You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HOW THE SECURITIES WORK

The following diagrams illustrate the potential outcomes for the securities depending on the commodity price on each of the review dates and the final commodity price, as applicable.

Diagram #1: Automatic Early Call (Starting in January 2022)

Diagram #2: Payment at Maturity if No Automatic Early Call Occurs

HYPOTHETICAL PAYOUTS ON THE SECURITIES UPON AUTOMATIC CALL OR AT MATURITY

The following examples illustrate the payout on the securities for a range of commodity prices for each of the review dates and a range of final commodity prices, as applicable, and are being provided for illustrative purposes only. These examples are based on the following terms:

•	Hypothetical Initial Commodity Price: $80

•	Call Price:

o	$1,045.625 if the securities are automatically called immediately after the January 25, 2022 review date

o	$1,091.25 if the securities are automatically called immediately after the April 26, 2022 review date

o	$1,136.875 if the securities are automatically called immediately after the July 26, 2022 review date

•	Payment at Maturity if the final commodity price is at or above the downside threshold level: $1,182.50

•	Stated Principal Amount (per security): $1,000

•	Hypothetical Downside Threshold Level: $56

The actual Initial Commodity Price and Downside Threshold Level are set forth on the cover of this pricing supplement.

• In Examples 1, 2 and 3, the commodity price on one of the three review dates is at or above the initial commodity price. Because the commodity price on one of the three review dates is at or above the initial commodity price, the securities are automatically called following the relevant review date for the applicable call price. In each of Examples 4 and 5, the commodity price on each of the review dates is lower than the initial commodity price, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

Review Date	Example 1		Example 2		Example 3		Example 4		Example 5
	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout
#1	$85	$1,045.625	$56	—	$58	—	$58	—	$72	—
#2	—	—	$85	$1,091.25	$66	—	$66	—	$52	—
#3	—	—	—	—	$110	$1,136.875	$75	—	$50	—
Averaging Dates	—	—	—	—	—	—	$104	$1,182.50	$48	$600
Total Payout:	$1,045.625 immediately after the January 25, 2022 review date		$1,091.25 immediately after the April 26, 2022 review date		$1,136.875 immediately after the July 26, 2022 review date		$1,182.50 at maturity		$600 at maturity

• In Example 4, the final commodity price is $104, which is higher than the hypothetical downside threshold level of $56 and represents a 30% increase in the initial commodity price. The payment at maturity equals $1,182.50 per security, representing a 18.25% return on your investment. The return on your investment would be less than the 30% return you would receive on a comparable investment linked to the simple return on the underlying commodity.

• In Example 5, the final commodity price is $48, which represents a 40% decline from the initial commodity price. Because the final commodity price has declined by more than 30% from the initial commodity price, investors are exposed to that decline on a 1 to 1 basis and will receive a payment at maturity that represents a 40% loss of their principal, calculated as follows:

$1,000 + ($1,000 x commodity percent change) = $1,000 + ($1,000 x –40%) = $600

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity. Investing in the securities is not equivalent to investing directly in Brent crude oil or in futures contracts or forward contracts on Brent crude oil. This section describes the material risks relating to the securities. For a complete list of risk factors, please also see the accompanying prospectus supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Securities

The securities do not pay interest or guarantee the return of any principal at maturity

The terms of the securities differ from those of ordinary debt securities in that we do not pay you interest on the securities and do not guarantee to pay you any of the principal at maturity. Instead, if the securities have not been automatically called prior to maturity, you will receive at maturity for each security you hold an amount in cash that will vary depending on the arithmetic average of the commodity prices on the five averaging dates, which we refer to as the final commodity price. If the final commodity price, as measured on the five averaging dates, has declined by more than 30% from the initial commodity price, you will be fully exposed to the negative performance of the underlying commodity, and will lose 1% of your stated principal amount for every 1% decline in the final commodity price from the initial commodity price. For example, if the final commodity price declines by 50% from the initial commodity price, you will lose 50% of your principal. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The appreciation potential of the securities is limited by the fixed returns specified for each call date or at maturity, as applicable, and by the automatic early call feature	The appreciation potential of the securities is limited to the fixed return specified for each call date or at maturity, as applicable, regardless of any greater price performance of the underlying commodity, which could be significant. In addition, the automatic early call feature may limit the term of your investment to as short as three months. If the securities are called prior to maturity, you may not be able to reinvest at comparable terms or returns.

The market price of the securities may be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the market price of the underlying commodity on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the underlying commodity, the securities will trade differently from the underlying commodity. Factors that may influence the value of the securities include:

•      the market price of the underlying commodity and futures contracts on the underlying commodity, including in relation to the commodity price that will result in the securities being called on the call date, and the volatility (frequency and magnitude of changes in value) of such values or prices, as applicable;

•      trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

•      interest and yield rates in the market;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the price of the underlying commodity;

•      the time remaining until the next review date and the maturity of the securities; and

•      any actual or anticipated changes in our credit ratings or credit spreads.

In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity, and a sale of the securities prior to maturity may result in a loss. For example, you may have to sell your securities at a substantial loss if on that date the commodity price is near or below the downside threshold level.

You cannot predict the future prices of the underlying commodity based on its historical prices. If the securities are not called prior to maturity and the final commodity price declines by more than 30% from the initial commodity price, you will be fully exposed to any decline in the final commodity price from the initial commodity price and, as a result, you may lose a significant portion or all of your investment at maturity. There can be no assurance that the securities will be called prior to maturity or that the final commodity price will be at or above the downside threshold level such that you will receive at maturity an amount that is greater than the principal amount of your investment, or that you will not lose a significant portion or all of your investment.

The amount payable on the securities is not linked to the performance of the underlying commodity at any time other than the review dates and the averaging dates, as applicable	Whether the securities will be called on a call date and, if the securities have not been called prior to maturity, the amount payable on the securities at maturity will be based on the commodity price on the relevant review date and the averaging dates, as applicable. Even if the underlying commodity appreciates prior to a review date or the averaging dates but then drops by such review date or the averaging dates, as applicable: (i) with respect to any of the three review dates, the securities may not be called, and (ii) with respect to the averaging dates, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the performance of the underlying commodity prior to such drop. Although the actual commodity price on the maturity date or at other times during the term of the securities may be higher than the commodity price on the review dates or the averaging dates, the payout on the securities will be based solely on the commodity price on the review dates or the averaging dates, as applicable.

The automatic call feature may limit the term of your investment to three months	The term of your investment in the securities may be limited to as short as approximately three months by the automatic early call feature of the securities. If the securities are called prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. For the avoidance of doubt, the costs borne by investors in the securities, including the fees and commissions described on the cover page of this pricing supplement, will not be rebated if the securities are redeemed early.

Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity	By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Furthermore, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to October 12, 2021 could potentially increase the initial commodity price, and, as a result, increase (i) the price at or above which the underlying commodity must close on any of the three review dates so that the securities are redeemed prior to maturity for the applicable call price and (ii) the downside threshold level, which is the price at or above which the underlying commodity must close on the averaging dates in order for you to avoid being exposed to the negative performance of the underlying commodity at maturity. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the price of the underlying commodity on the review dates or the averaging dates, and, accordingly, whether the securities are automatically redeemed prior to maturity or the amount of cash you receive at maturity, if any.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MSCG will determine the initial commodity price, the downside threshold level, the commodity price on each review date, the final commodity price, whether the commodity price on any of the three review dates is at or above the initial commodity price and therefore whether the securities will be redeemed following such review date, whether a market disruption event has occurred, and, if the securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Initial Commodity Price,” “—Commodity Price,” “—Review Dates,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” and “—Alternate Exchange Calculation in Case of an Event of Default,” and “—Calculation Agent and Calculations” herein. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

The U.S. federal income tax consequences of an investment in the securities are uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the securities at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally	All payments on the securities are linked exclusively to the price of futures contracts on Brent crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of futures contracts on Brent crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of futures contracts on Brent crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities—Historical Information.”

Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of Brent crude oil futures contracts may change unpredictably and affect the value of the securities in unforeseeable ways	Investments, such as the securities, linked to the price of a single commodity such as Brent crude oil futures contracts are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors. Brent crude oil is light sweet crude oil from the North Sea. Most refinement takes place in Northwest Europe. Brent crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil futures contracts. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for Brent crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Brent crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future. See “Description of Securities—Historical Information.”

An investment linked to commodity futures contracts is not equivalent to an investment linked to	The securities have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas

the spot prices of physical commodities	the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

Differences between futures prices and the spot price of Brent crude oil may decrease the amount payable at maturity	The commodity price that is used to determine the payment at maturity on the securities is determined by reference to the settlement price of the first nearby month futures contract for Brent crude oil on the relevant date, and will not therefore reflect the spot price of Brent crude oil on such date. The market for futures contracts on Brent crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. The amount payable at maturity on the securities may be less than if the initial Brent crude oil price or final Brent crude oil price, respectively, was determined with reference to the spot price.

Suspensions or disruptions of market trading in Brent crude oil futures contracts may adversely affect the value of the securities	The futures market for Brent crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of Brent crude oil futures contracts and, therefore, the value of the securities.

Legal and regulatory changes could adversely affect the return on and value of your securities

Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of our Autocallable Quarterly Review Notes due October 28, 2022 Based on the Performance of Brent Crude Oil Futures Contracts.

Aggregate Principal Amount	$

Pricing Date	October 18, 2021

Original Issue Date (Settlement Date)	October 21, 2021 (3 Business Days after the Pricing Date).

Maturity Date	October 28, 2022, subject to extension in accordance with the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled Final Averaging Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following such Final Averaging Date as postponed. See “––Averaging Dates” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	61773FEL3

ISIN	US61773FEL31

Denominations	$1,000 and integral multiples thereof

Underlying Commodity	Brent crude oil futures contracts

Automatic Early Call	If, on any of the three Review Dates, the Commodity Price is at or above the Initial Commodity Price, we will call the Securities, in whole and not in part, for the applicable Call Price on the third Business Day following such Review Date (as may be postponed under “––Review Dates” below) (the applicable “Call Date”).

In the event that the Securities are subject to Automatic Early Call, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Review Date (as may be postponed under “––Review Dates” below), give notice of the Automatic Early Call of the Securities and the applicable Call Price, including specifying the payment date of the applicable amount due upon the Automatic Early Call (the applicable Call Date), to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the applicable Call Date. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Call Price	The Call Price will equal:

•	$1,045.625 (corresponding to 104.5625% of the Stated Principal Amount) if the Automatic Early Call occurs with respect to the first Review Date;

•	$1,091.25 (corresponding to 109.125% of the Stated Principal Amount) if the Automatic Early Call occurs with respect to the second Review Date; or

•	$1,136.875 (corresponding to 113.6875% of the Stated Principal Amount) if the Automatic Early Call occurs with respect to the third Review Date.

Payment at Maturity	If the Securities have not been automatically called prior to maturity, you will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	if the Final Commodity Price is at or above the Downside Threshold Level, $1,182.50 (corresponding to 118.25% of the Stated Principal Amount),

•	if the Final Commodity Price is below the Downside Threshold Level, which means it has declined by more than 30% from the Initial Commodity Price,

$1,000 + ($1,000 x Commodity Percent Change)

If the Final Commodity Price declines by more than 30% from the Initial Commodity Price, you will be fully exposed to the decline in the Final Commodity Price from the Initial Commodity Price. There is no minimum payment at maturity on the Securities. Accordingly, you could lose your entire initial investment in the Securities.

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Commodity Percent Change	A fraction, the numerator of which is the Final Commodity Price minus the Initial Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Percent Change	=	Final Commodity Price – Initial Commodity Price
Initial Commodity Price

Commodity Price	The Commodity Price for the Underlying Commodity on any Trading Day will be determined by the Calculation Agent and will equal the official settlement price per barrel of Brent crude oil on the Relevant Exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the Relevant Exchange on such date.

Reuters, Bloomberg and various other third-party sources may report prices of the Underlying Commodity. If any such reported price differs from that as published by the Relevant Exchange for the Underlying Commodity, the price as published by such Relevant Exchange will prevail.

Initial Commodity Price	$83.35, which was determined on October 12, 2021

Downside Threshold Level	$58.345, which is 70% of the Initial Commodity Price

Final Commodity Price	The arithmetic average of the Commodity Price on each of the five Averaging Dates, as determined by the Calculation Agent.

Review Dates	January 25, 2022 (first Review Date), April 26, 2022 (second Review Date) and July 26, 2022 (third Review Date); provided that if any scheduled Review Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on any scheduled Review Date, such Review Date will be postponed and the Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs. The Commodity Price as of each Review Date will not be determined on a date later than the fifth scheduled Trading Day following the relevant scheduled Review Date. If such date is not a Trading Day with respect to the Underlying Commodity or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Commodity Price as of the relevant Review Date on such fifth scheduled Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the Commodity Price will be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, such Commodity Price as of the relevant Review Date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Averaging Dates	October 19, 2022, October 20, 2022, October 21, 2022, October 24, 2022 and October 25, 2022. The Final Commodity Price shall be determined on the last Averaging Date to occur, which shall be referred to as the “Final Averaging Date.”

If a scheduled Averaging Date is not a Trading Day, the Commodity Price in respect of such Averaging Date shall be the Commodity Price on the succeeding Trading Day (notwithstanding the fact that such day may be another scheduled Averaging Date, in which case the Commodity Price on such Trading Day will be used as the Commodity Price in respect of more than one Averaging Date); provided that if a Market Disruption Event relating to the Underlying Commodity occurs on an Averaging Date, the Commodity Price for such Averaging Date shall be determined in accordance with the next succeeding paragraph.

If a Market Disruption Event relating to the Underlying Commodity occurs on any scheduled Averaging Date, the Calculation Agent shall calculate the Commodity Price in respect of such Averaging Date using as a price the Commodity Price on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to the Underlying Commodity and each succeeding Averaging Date shall be the next Trading Day on which no Market Disruption Event shall have occurred; provided that, if a Market Disruption Event occurs with respect to the Underlying Commodity on each of the five Trading Days immediately succeeding any Averaging Date, the Calculation Agent shall use as the Commodity Price in respect of such Averaging Date a price equal to the arithmetic mean, as determined by the Calculation Agent on the fifth Trading Day immediately succeeding such Averaging Date, of the prices of the Underlying Commodity determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for the Underlying Commodity, taking into consideration the latest available quote for the Underlying Commodity and any other information in good faith deemed relevant by such dealers. Quotations of Morgan Stanley & Co. LLC, Morgan Stanley Capital Group Inc. (“MSCG”) or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained. In the event prices from at least three dealers are not obtained, the Calculation Agent shall make a good faith estimate of the price of the Underlying Commodity and, using that price, determine the Commodity Price.

Market Disruption Event	Market Disruption Event means any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.

Disappearance of Commodity Reference Price	Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption

Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any Trading Day that would otherwise be a Review Date or an Averaging Date from what it would have been without that imposition, change or removal.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange	Relevant Exchange means the ICE Futures Europe, or, if such Relevant Exchange is no longer the principal exchange or trading market for the Underlying Commodity, such exchange or principal trading market for the Underlying Commodity that serves as the source of prices for the Underlying Commodity and any principal exchanges where options or futures contracts on the Underlying Commodity are traded.

Trading Day	Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or

Certificated Note	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MSCG and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee, us and the Guarantor.

All calculations and determinations with respect to the Automatic Early Call and the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Commodity Price, the Downside Threshold Level, the Commodity Price on each Review Date, the Final Commodity Price, whether the Commodity Price on any of the three Review Dates is at or above the Initial Commodity Price and therefore whether the Securities will be called following such Review Date, or whether a Market Disruption Event has occurred, and, if the Securities are not called prior to maturity, the Payment at Maturity, if any. See “––Market Disruption Event” below. MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. See also “Risk Factors––The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.”

Alternate Exchange Calculation

in Case of an Event of Default	In case an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities will be an amount in cash equal to the value of such Securities on the day that is two business days prior to the date of such acceleration, as determined by the Calculation Agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the Calculation Agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the Pricing Date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such Securities. Because the Calculation Agent will take into account movements in market interest rates, any increase in market interest rates since the Pricing Date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than this amount.

Historical Information	The following table sets forth the published high and low daily prices of the Underlying Commodity, as well as the end-of-quarter prices of the Underlying Commodity, for each calendar quarter in the period from January 1, 2016 to October 12, 2021. The Commodity Price on October 12, 2021 was $83.42. The graph following the table sets forth the daily prices of the Underlying Commodity for the same period. We obtained the information in the table and graph below from Bloomberg

Financial Markets, without independent verification. The Commodity Prices of the Underlying Commodity on each day on which such price must be determined, including the Review Dates and the Averaging Dates, will be determined with reference to the prices published by the Relevant Exchange in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of the Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance, and no assurance can be given as to the Commodity Price on any date, including the Review Dates, or as to the Final Commodity Price. If the Securities are not automatically called prior to maturity and if the Final Commodity Price has declined by more than the 30% from the Initial Commodity Price, you will lose a significant portion or all of your initial investment at maturity. We cannot give you any assurance that the Securities will be called prior to maturity or that, if the Securities are not called, the Final Commodity Price will be at or above the Downside Threshold Level so that at maturity you will receive a payment that is greater than the Stated Principal Amount of the Securities, or that you will not lose a significant portion or all of your investment. The price of the Underlying Commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Brent Crude Oil Futures Contracts High and Low Daily Closing Prices and End-of-Quarter Prices January 1, 2016 through October 12, 2021 (stated in U.S. dollars per barrel)

Brent Crude Oil Futures Contracts	High ($)	Low ($)	Period End ($)
2016
First Quarter	41.79	27.88	39.60
Second Quarter	52.51	37.69	49.68
Third Quarter	50.89	41.80	49.06
Fourth Quarter	56.82	44.43	56.82
2017
First Quarter	57.10	50.56	52.83
Second Quarter	56.23	44.82	47.92
Third Quarter	59.02	46.71	57.54
Fourth Quarter	67.02	55.62	66.87
2018
First Quarter	70.53	62.59	70.27
Second Quarter	79.80	67.11	79.44
Third Quarter	82.72	70.76	82.72
Fourth Quarter	86.29	50.47	53.80
2019
First Quarter	68.50	54.91	68.39
Second Quarter	74.57	59.97	66.55
Third Quarter	69.02	56.23	60.78
Fourth Quarter	68.44	57.69	66.00
2020
First Quarter	68.91	22.74	22.74
Second Quarter	43.08	19.33	41.15
Third Quarter	45.86	39.61	40.95
Fourth Quarter	52.26	37.46	51.80

Brent Crude Oil Futures Contracts	High ($)	Low ($)	Period End ($)
2021
First Quarter	69.63	51.09	63.54
Second Quarter	76.18	62.15	75.13
Third Quarter	79.53	65.18	78.52
Fourth Quarter (through October 12, 2021)	83.65	79.28	83.42

Brent Crude Oil Futures Contracts

Daily Closing Prices

January 1, 2016 to October 12, 2021

Use of Proceeds and Hedging	The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to October 12, 2021, we expect to hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in futures contracts on the Underlying Commodity or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, increase (i) the price at or above which the Underlying Commodity must be on any of the three Review Dates in order for the Securities to be automatically called prior to maturity for the applicable Call Price and (ii) the Downside Threshold Level, which is the price at or above which the Underlying Commodity must close on the Averaging Dates so that investors do not suffer a significant loss on their initial investment in the Securities. These entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. Additionally, our hedging activities, as well as our other trading activities, during the term of the Securities could potentially affect the value of the

Underlying Commodity, including on the Review Dates or the Averaging Dates, and, accordingly, whether the Securities are called early, or the payment you will receive at maturity, if any.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Securities and will receive a fee from us or one of our affiliates that will not exceed $4 per $1,000 stated principal amount of Securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the

Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

•	purchase the Securities in the original offering; and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the Securities at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the

Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Securities reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the Securities to Non-U.S. Holders should not be subject to Section 871(m).

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.